REID & PRIEST LLP
                                 40 West 57th Street
                               New York, NY  10019-4097
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                                                             (212) 603-2322


                                             New York, New York
                                             May 13, 1997


          ICG Holdings, Inc.
          9605 E. Maroon Circle
          P.O. Box 6742
          Englewood, Colorado 80155-6742

          Ladies and Gentlemen:

                    You have requested our opinion that the U.S. federal income tax consequences described in the "Certain United States Federal Income Tax Considerations" section of the prospectus, issued by ICG Holdings, Inc. ("Holdings") and contained in the Registration Statement on Form S-4 filed on April 1, 1997 (the "Prospectus") in connection with Holdings' offer to exchange (i) its outstanding 11 5/8% Senior Discount Notes due 2007 for an equal principal amount of newly issued 11 5/8% Senior Exchange Discount Notes due 2007 (the "New Notes"), and (ii) its oustanding Exchangeable Preferred Stock for an equal amount of newly issued New Exchangeable Preferred Stock (the "New Preferred Stock"), which stock is exchangeable into 14% Senior Subordinated Exchange Debentures due 2008 (the "Exchange Debentures"), correctly sets forth the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the New Notes, the New Preferred Stock, and the Exchange Debentures. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Prospectus.

                    The opinion expressed herein is based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service and existing judicial decisions, all of which are subject to change or modification at any time.

                    In connection with the rendering of this opinion, we have reviewed the Prospectus and other materials as we deemed relevant to the rendering of our opinion. In addition, we have relied upon certain representations of Holdings and on the assumption that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that actions in connection with the transactions contemplated in the Prospectus have been and will be conducted in the manner provided in such document.

                    We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein.

                    Based on and subject to the foregoing, it is our opinion that the United States federal income tax consequences described in the "Certain United States Federal Income Tax Considerations" section of the Prospectus correctly sets forth all material U.S. federal income tax considerations relevant to a holder of the New Notes, the New Preferred Stock and the Exchange Debentures.

                    This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person without our written consent. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP